Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC. DECLARES

CASH DIVIDEND OF $0.08 PER SHARE

Announces Dividend Plan for 2013

Fort Lauderdale, FL, February 8, 2013 - Universal Insurance Holdings, Inc. (NYSE MKT: UVE), a vertically integrated insurance holding company, announced today that its board of directors declared a cash dividend of $0.08 per share to be paid on April 5, 2013, to shareholders of record on March 14, 2013. The board further indicated that it expects to declare additional quarterly dividends in the same amount to shareholders of record in the second, third and fourth quarters of 2013. If declared and paid as intended, the annual dividend in 2013 would be $0.32 for each common share.

The board’s decision to announce proposed dividends for 2013 reflects its intention to offer shareholder value through the continued payout of cash dividends and to provide investors with a targeted aggregate annual dividend for the year. Declaration and payment of future dividends, however, is subject to the board’s discretion and will be dependent upon future earnings, cash flows, financial requirements, and other factors.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the three leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts and Maryland. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011 and the Form 10-Q for the quarter ended September 30, 2012.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com